Exhibit 99




Contact:          Mark A. Steinkrauss
                  Vice President, Corporate Relations
                  (312) 630-1900  email:  mark.steinkrauss@teldta.com

FOR RELEASE:  IMMEDIATE

                TDS SHAREHOLDERS APPROVE TRACKING STOCK PROPOSAL

April 27, 1998 - Chicago,  Illinois - Telephone  and Data Systems,  Inc.  [AMEX:
TDS] reported today that shareholders approved the company's Tracking Stock Proposal as well as two other related proposals. The company received the affirmative vote of at least a majority of the voting power of outstanding shares of all shareholder groups entitled to vote as a class. The Board of Directors of TDS had unanimously recommended that shareholders vote for the tracking stock proposal and the related proposals.

LeRoy T. Carlson, Jr., President and Chief Executive Officer said, "The Tracking Stock Proposal is intended to result in greater market recognition of the value of the company and the company's three business groups, thereby enhancing shareholder value over the long term, while at the same time enabling the company's businesses to preserve the benefits that a consolidated enterprise can give. On behalf of the management team, I thank TDS shareholders for their continued support. We are committed to improving shareholder returns at all four of our business entities, United States Cellular Corporation, Aerial Communications, Inc., TDS Telecommunications, and Telephone and Data Systems, Inc.

Except for historical and factual information contained herein, other information set forth in this news release may represent forward looking statements, including all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which might involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Investors are encouraged to consider these risks and uncertainties which are discussed in documents filed by the company with the Securities and Exchange Commission. TDS undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

TDS is a diversified Chicago-based telecommunications company with established cellular telephone and local telephone operations and developing Personal Communications Services ("PCS") operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.

TDS Internet Home Page:  http://www.teldta.com



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